Exhibit 10.2
Explanatory Note: This letter agreement restates and consolidates compensation arrangements with Mr. Peter Foyo provided for in a letter agreement dated February 21, 2007 and subsequent modifications made prior to him becoming a named executive officer.
April 29, 2011
Peter Foyo
c/o Nextel de Mexico S.A. de C.V.
Paseo Tamarindos No.-Piso 29
Colonia Bosques de las Lomas
Delegacion Cuajimalpa
Mexico, D.F.
C.P. 05120
Dear Peter:
We are delighted you will be continuing your assignment with NII Holdings, Inc. (“NII” or the “Company”) as the President of Nextel de Mexico, S.A. de C.V. (“Nextel Mexico”).
The following information provides detail and establishes the basis for mutual expectation regarding the terms and conditions of employment, benefits, provision, and expatriation/repatriation assistance applying to your employment and NII. The terms and conditions outlined in this Agreement will be in effect only for the period of this assignment. This Agreement supersedes any and all prior written or oral agreements or understandings concerning your employment, compensation, expatriation, relocation or other fees the Company agreed to pay to you or on your behalf, with the exception of the NII Holdings, Inc. Non-Competition and Confidentiality agreement, which you signed on March 29, 2006.
Outlined below are the specific terms and conditions regarding your employment relationship with the Company during the period of expatriation:

1. Title/Grade:	President, Nextel Mexico

2. Reporting To:	NII Chief Executive Officer

3. Effective Date:	Effective as of April 29, 2011, except as otherwise stated herein

4. Location	Mexico City, Mexico

5. Term of Assignment	Your employment with the Company will be of indefinite duration, terminable at will by either party, without cause. This means that you may elect to terminate your employment with the Company at any time after such date, and the Company retains the same rights. This “employment at-will” paragraph operates notwithstanding any other provision of this letter, and no officer or employee of the Company is authorized to offer any employment relationship other than the “at-will” relationship provided for in this paragraph. If either party terminates this Agreement, except for COBRA benefits and repatriation, all rights and liabilities hereunder will cease. You and the Company agree that the terms of your employment will be governed by the laws of the State of Virginia, not the laws of any other state or foreign country.

6. Base Salary:	$510,313.20 per year, effective as of April 1, 2011, paid bi-monthly in the United States and subject to U.S taxes. You will be eligible for a base pay increase in 2012 subject to approval of the Company’s Board of Directors.

7. Foreign Assignment Differential:	A foreign assignment differential will be paid to compensate you for the higher costs of goods and services in the assignment location as compared to the United States. The differential, affected by inflation in the assignment location and in the United States, and by exchange rates, will be reviewed periodically. Your foreign assignment differential will be $23,882.36 per year payable bi-monthly by Nextel Mexico net of taxes.

8. Hardship Allowance:	A hardship allowance will be paid to compensate you in the assignment location. We have agreed to pay you 10% of your base salary, which will be paid bi-monthly by Nextel Mexico net of taxes.

9. Performance Review:	Your performance and your position with the Company will be reviewed on an annual basis by the Chief Executive Officer who shall report the results of such review to the Board of Directors, at which time you will be eligible for a merit increase in your base annual compensation. Any such increase shall be based on a positive review of your performance and commensurate with your duties and responsibilities. Your next scheduled merit review will be conducted by April 1, 2012.

10. Incentive Bonus:	You will be eligible to receive an annual bonus of 60% of your annual base salary based upon the Company’s bonus plan. The annual bonus is normally paid during the first quarter of the following year.

11. Tax Equalization:	It is the Company’s policy that personnel stationed abroad will not suffer financially from an excessive tax liability as consequence of having to pay more income taxes that they would not have paid in the United States. In order to implement this policy, an expatriate will be reimbursed for U.S. and foreign taxes incurred on the total compensation in excess of the U.S. tax that would have been incurred on the base salary had the expatriate remained in the United States. You agree to restructure the relationship with the Company in a manner that will minimize your overall tax liability so long as you are not adversely impacted.

In the event the Company overpays tax with respect to Company- earned income, a refund may be received payable to you. You agree to reimburse the Company the amount relating to Company-earned income and benefits.

12. Tax Counseling:	To ensure that tax is paid as and when required, the Company has retained international tax consultants to assist in the preparation and filing of U.S. federal and state (if applicable) income tax returns. They will also provide assistance for your income tax return in your foreign assignment location. Only the consultants designated may be used. The extent of this tax consultant service to you is as follows:

• Consultation with tax consultant service while in your foreign assignment location to assist you in the preparation of annual returns;

• Up to two consultations upon final return, if appropriate.

Penalties and interest owing or preparation of amended returns, together with incremental consultant’s fees that result from failure to comply with the established procedure, may result in the Company charging you with these amounts.

Similarly, the Company will take measures as are required to ensure you do not suffer, if upon final return and through no fault of your own, you find you have been charged with double taxation on your Company-earned income and benefits while assigned to the foreign assignment location.

13. Cash Allowance:	The Company will pay $7,909.83 net of taxes on a monthly basis directly to you. This cash allowance will be paid by Nextel Mexico, and this cash allowance replaces all prior housing benefits.

14. Schooling Allowance:	The Company will pay up to $500 per month cost for monthly tuition for each of your children. The schooling allowance will be paid by Nextel Mexico.

15. Company Car:	In your expatriate assignment, Nextel Mexico will provide you with use of a Company car and driver commensurate with your position.

16. Home leave travel:	You and your partner are entitled to six home visits per year to be used during the duration of the assignment. Additionally, your children are entitled to three home visits per year during the duration of the assignment. In case of an emergency with your immediate family, you will be entitled to travel at the Company’s expense as well. All home leave travel includes airfare and local transport to and from the airport only. In all cases, the class of service will be based on the current NII policy.

17. Vacation:	You are entitled to four weeks vacation per calendar year prorated for any partial years of employment in accordance with NII’s vacation policy.

18. Holidays:	The observation of holidays will be determined by local customs and traditions in your foreign assignment location.

19. Insurance & Benefits:	You will be eligible for the NII standard insurance and benefit plans commensurate with your position. In addition, the Company will pay emergency medical transportation and lodging costs to offset costs that the medical insurance does not cover.

20. Security:	Nextel Mexico will coordinate, facilitate, and fund all ordinary security provisions to adequately provide you and your family with protection.

21. Expenses:	Any expenses that you incur on behalf of the Company, which are directly related to your work, will be reimbursed based on properly completed documentation and prior approvals.

22. Repatriation:	NII will provide repatriation relocation assistance at the end of your expatriation assignment or upon termination of your employment by NII (in the event of termination, NII will provide repatriation relocation assistance only if the termination is a decision of the Company). The Company will pay the cost of transporting you and your family from your foreign assignment location to your place of residence in the United States in compliance with the Company’s current travel policy.

NII will pay for costs of packing, transporting, insuring and unpacking those personal effects and household goods you have designated for relocation, provided such items can be shipped in one twenty foot by forty foot (20x40 foot) sea-going shipping container.

23. Financial Responsibilities:	Except as specifically provided in this Agreement, you will be responsible for all financial obligations incurred by you during the term of the assignment.

24. Non-competition and Confidentiality:	The Non-Competition and Confidentiality Agreement signed on March 29, 2006 between you and the Company remains in full force and effect.

If you have any questions or require additional information, please do not hesitate to contact me at (703) 390-7199. Please sign below where indicated and return two signed copies to me to evidence your agreement as to the above terms. A copy is for your records.

Sincerely,
/s/ Alfonso Martinez
Alfonso Martinez
Executive Vice President Human Resources NII Holdings, Inc.

I have read and understand the terms and conditions contained in this Agreement and hereby accept and agree to them as partial conditions of my employment with NII Holdings, Inc.

Peter Foyo: Date:	/s/ Peter Foyo April 29, 2011